SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                   ___________________________________________


                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                       (Date of earliest event reported):

                                  July 15, 1997

                    ________________________________________


                            THERMO OPTEK CORPORATION
             (Exact name of Registrant as specified in its charter)


   Delaware                        1-11757                          04-3283973
   (State or other               (Commission                  (I.R.S. Employer
   jurisdiction of               File Number)           Identification Number)
   incorporation or
   organization)


   8E Forge Parkway
   Franklin, Massachusetts                                               02038
   (Address of principal executive offices)                         (Zip Code)


                                 (617) 622-1000
                         (Registrant's telephone number
                              including area code)
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   Item 5.  Other Events
            ------------

           On July 15, 1997, Thermo Optek Corporation (the "Company") issued a press release, attached hereto as Exhibit 99, to announce that it had agreed in principle to purchase Spectronic Instruments, Inc. and VG Systems Limited from Thermo Instruments Systems Inc., the Company's parent corporation, for approximately $41 million and $49 million, respectively, subject to post-closing adjustments.

   Item 7.  Financial Statements, Pro Forma Combined Condensed Financial
            ------------------------------------------------------------
            Information and Exhibits
            ------------------------

            (a) Financial Statements of Business Acquired: not applicable.

            (b) Pro Forma Combined Condensed Financial Information: not
                applicable.

            (c) Exhibits

                99  Press Release of the Company, dated July 15, 1997



                               SIGNATURES



        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 21st day of July 1997.



                                             THERMO OPTEK CORPORATION


                                             By: /s/ Melissa F. Riordan
                                                 ----------------------
                                                 Melissa F. Riordan
                                                 Treasurer



   AA972020034
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                                                               EXHIBIT 99
                                                               ----------

   Investor Contact: 617-622-1111
   Media Contact: 617-622-1252

    THERMO OPTEK PLANS TO ACQUIRE SPECTRONIC INSTRUMENTS AND VG SYSTEMS FROM
                            THERMO INSTRUMENT SYSTEMS

   WALTHAM, Mass., July 15, 1997 -- Thermo Optek Corporation (ASE-TOC) announced today that the boards of directors of Thermo Optek and Thermo Instrument Systems Inc. (ASE-THI) have agreed in principle on the sale of Spectronic Instruments, Inc. and VG Systems Limited to Thermo Optek for approximately $41 million and $49 million, respectively, subject to post-closing adjustments. The purchase price for the transactions will be paid in a combination of cash, the assumption of debt, and/or the issuance of Thermo Optek common stock. Spectronic Instruments is a wholly owned subsidiary of Life Sciences International, which was acquired in March 1997 by Thermo Instrument, the majority owner of Thermo Optek. VG Systems is a wholly owned subsidiary of Thermo Instrument and was acquired in March 1996 as part of Thermo Instrument's acquisition of certain businesses within the Scientific Instruments Division of Fisons plc.

        Spectronic Instruments is a supplier of UV/Vis spectrophotometers and accessories, fluorescence instruments, and precision-ruled and holographic gratings for industrial and educational markets worldwide. Based in

   Rochester, New York, the company has a distinguished history dating back to the 1950s with the development of the first easy-to-use, low-cost spectrophotometer, the Spectronic 20. This product later became the industry standard for spectrophotometry. The company's Richardson Grating Laboratory operation is a leading supplier of ruled gratings to the analytical instrument and astronomical telescope markets. Spectronic reported 1996 revenues of $30 million.

        VG Systems Limited manufactures instrumentation and equipment for material and surface science analysis. This U.K.-based company consists of four major operating divisions: VG Scientific (analytical instruments for elemental, chemical, and spatial analysis), VG Semicon (molecular beam epitaxy systems for semiconductor production), VG Microtech

   (ultrahigh-vacuum surface science instruments), and Vacuum Generators (vacuum components and systems). In addition to these four divisions, VG Systems also encompasses VG Broadcast, a small division that supplies teletext systems for closed- caption television applications. VG Systems reported 1996 revenues of $62 million.

        "We are excited about the potential of both of these acquisitions and want to welcome our new employees to the Thermo Optek family," said Dr. Robert J. Rosenthal, president and chief operating officer of Thermo Optek. "The acquisition of Spectronic Instruments is an important step in expanding our presence in the field of ultraviolet/visible spectrometry, as well as enhancing our molecular spectroscopy product offerings. VG Systems strengthens our position in the materials science market, particularly in the production of semiconductor thin films. With this acquisition, we will establish materials science as a separate division alongside our molecular, elemental liquids, elemental solids, and photonics operations."
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        These transactions are subject to several conditions, including completion by Thermo Optek of its due diligence investigations and the negotiation of a mutually satisfactory definitive agreement. Due to Thermo Optek's majority ownership by Thermo Instrument Systems, for accounting purposes, after the execution of a definitive agreement, the Spectronic Instruments acquisition will be deemed effective as of March 12, 1997, and the VG Systems acquisition will be deemed effective as of March 29, 1996, the dates that Thermo Instrument Systems purchased these companies.

        Thermo Optek Corporation is a worldwide leader in the development, manufacture, and marketing of analytical instruments that utilize a range of optical spectroscopy techniques. These instruments are used in the quantitative and qualitative chemical analysis of elements and molecular compounds in a wide variety of solids, liquids, and gases. Thermo Optek is a subsidiary of Thermo Instrument Systems Inc., a Thermo Electron company. More information is available at http://www.thermo.com/subsid/toc.html on the Internet.

   This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the caption "Forward-looking Statements" in Exhibit 13 to the company's annual report on Form 10-K for the year ended December 28, 1996. These include uncertainties relating to competition, technological change and new-product development; intellectual property rights and litigation; dependence on certain key industries and uncertainties associated with governmental regulation of such industries; and risks associated with the company's acquisition strategy and international operations.